Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration No. 333-123011, 333-123009 and 333-164686) and Form S-3 (333-144349 and 333-129879) of KMG Chemicals, Inc. of our reports dated October 15, 2012, with respect to the consolidated balance sheet of KMG Chemicals, Inc. and subsidiaries as of July 31, 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended July 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of July 31, 2012, which reports appear in the July 31, 2012 annual report on Form 10-K of KMG Chemicals, Inc.

/s/ KPMG LLP

Houston, Texas

October 15, 2012